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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT

                       Under The Securities Act of 1933
                               ___________________

                                  DICUT INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                     52-2204952

   (State or other jurisdiction          (I.R.S. Employer Identification No.)
      of incorporation or organization)

              2655 Dallas Highway, Suite 410, Marietta, GA, 30064

       (Address of Principal Executive Office)     (Zip Code)

      2004 EMPLOYEE, CONSULTANTS, COUNSEL AND ADVISOR STOCK COMPENSATION PLAN
                               ___________________

                                Pierre Quilliam,
                Director, President and Chief Financial Officer
                                  DICUT, INC.
                        2655 Dallas Highway, Suite 410,
                              Marietta, GA, 30064
                    (Name and address of agent for service)
                                  770-795-9955
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:

                   The Law Office of James E. Pratt, Esq.
                                   Law Office
                                195 Kildare Road
                             Garden City, NY 11530
                                 #516-741-2978

+------------------------------------------------------------------------------+
|                         CALCULATION OF REGISTRATION FEE                      |
+------------------------------------------------------------------------------+
|                   |              |  Proposed   |  Proposed    |              |
| Title of          |              |  maximum    |  maximum     |              |
| each class        | Amount       |  offering   |  aggregate   | Amount of    |
| of securities     | to be        |  price per  |  offering    | registration |
| to be registered  | registered(2)|  share      |  price       | fee(3)       |
|-------------------|--------------|-------------|--------------|--------------|
| Common Stock      |  3,000,000   |  $0.16      | $480,000.00  | $38.88       |
|                   |              |             |              |              |
+-------------------|--------------|-------------|--------------|--------------+


(1) The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares issued pursuant to consulting agreements for continued services by officers, attorneys, directors and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) the fee is calculated upon the basis of the average of the closing bid and ask prices quoted for shares of common stock of the registrant as reported on The Nasdaq OTC Bulletin Board quotation service on January 08, 2004.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

      DICUT, INC. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors, consultants and attorneys, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

      The Registrant has agreed to issue Three Million (3,000,000) shares for payment to certain officers, directors, consultants and attorneys.


Item 2. Registrant Information and Employee Plan Annual Information.

      The Registrant shall provide each employee, officer, director and consultant covered by this registration, without charge, upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the employee, officer, director and consultant, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.

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                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

      The following documents are incorporated by reference in this registration statement:


      Registrant's Annual Report(s) on Form 10-KSB for the fiscal year ended March 31, 2001, 2002, 2003 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

      Registrant's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2001, 2002, 2003 September 30, 2001, 2002 and December 31, 2001, 2002
      as amended;

      Registrant's Current Reports on Form 8-K filed August 23, 2001, September 25, 2001, October 31, 2001, December 27, 2001, and its Form 8-K/A filed on or about February 15, 2002 and on or about February 21, 2002;

      All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended March 31, 2001.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. Interests of Named Experts and Counsel.

Counsel for the Registrant, James E. Pratt,Esq. has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plans, will have been validly issued, fully paid, and nonassessable.

ITEM 6. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Article Ten of the Registrant's Certificate of Incorporation authorizes the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, Article Ninth of the Registrant's Certificate of Incorporation provides that the personal liability of the Company's directors shall be eliminated to the fullest extent permitted by
Section 102(7)(b) of the Delaware General Corporation Law. Finally, the Company's By-Laws allow for the indemnification of Company Officers and Directors in regard to their carrying out the duties of their offices. The By-Laws also allow for reimbursement of certain legal defenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed.

Not applicable.


Item 8.     Exhibits:

      Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

       5.1  Opinion of The Law Office of James E. Pratt, Esq.

      23.1  Consent of The Law Office of James E. Pratt, Esq.
            (included in Exhibit 5.1)

      23.2  Independent Auditors Consent.


Item 9.     Undertakings:

  (a)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs (a)
                  (1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item
       6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on JAnuary 08, 2004.

  DICUT, INC.

Date: January 08, 2004

 /s/ Pierre Quilliam
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   Pierre Quilliam, Director,
   President and Chief Financial Officer